EXHIBIT 99

                              FOR IMMEDIATE RELEASE
         CHARMING SHOPPES REPORTS PRELIMINARY, UNAUDITED FOURTH QUARTER
                              AND FULL YEAR RESULTS

o    Net Income increases 65% for fiscal year 2005
o Company estimates impact of changes in lease-related accounting; will restate financial statements
o    First quarter earnings outlook reaffirmed

Bensalem, PA, March 16, 2005 - Charming Shoppes, Inc. (NASDAQ:CHRS) a leading retail apparel chain specializing in women's plus-size apparel, today reported sales and preliminary earnings for the fourth quarter and fiscal year ended January 29, 2005. As previously announced, the Company is reviewing its accounting practices for lease-related accounting. Based on this review, the Company will restate its previously filed financial statements as applicable. All results presented in today's press release are preliminary, unaudited and exclude the impact of such review.

3 Months Ended January 29, 2005
-------------------------------
o For the three months ended January 29, 2005, net income was $5,544,000 or $0.05 per diluted share, compared to net income of $10,146,000 or $0.09 per diluted share for the corresponding period ended January 31, 2004, a decrease of 45%. During the fourth quarter of the prior year, General and Administrative expenses were favorably impacted by approximately $5 million on a pre-tax basis, primarily related to employee medical benefit programs.
o Net sales for the three months ended January 29, 2005 were $586,100,000, compared to sales of $585,647,000 for the three months ended January 31, 2004. Comparable store sales for the consolidated corporation decreased 2% during the three months ended January 29, 2005.

12 Months Ended January 29, 2005
--------------------------------
o For the twelve months ended January 29, 2005, net income was $67,242,000 or $0.54 per diluted share compared to net income of $40,639,000 or $0.35 per diluted share for the corresponding period ended January 31, 2004, an increase of 65%. Net income for the twelve months ended January 31, 2004 included pre-tax expense in the amount of $11,534,000 ($7,340,000 after tax or $0.06 per diluted share) related to the implementation of the Company's Cost Reduction Plan, which was announced on March 18, 2003.
o During the year, the Company experienced solid progress in the improvement of its Lane Bryant brand, including strong increases in both the gross margin and operating margin for Lane Bryant. Inventory was well managed at each of the Company's brands, contributing to strong cash flows. During the first two quarters of the fiscal year, the Company reported record net income.
o Net sales for the twelve months ended January 29, 2005 increased 2% to $2,332,334,000, compared to sales of $2,285,680,000 for the twelve months ended January 31, 2004. Comparable store sales for the consolidated corporation increased 1% for the twelve months ended January 29, 2005.

Commenting on the fiscal year, Dorrit J. Bern, Chairman, Chief Executive Officer and President of Charming Shoppes, Inc., said, "I am very pleased with the excellent progress we made during 2004, increasing net income by 65%, driven by gross margin expansion of 160 basis points. Much of our success is attributable to the strong operating margin improvement at our Lane Bryant brand. Inventory management at each of our brands was well executed, resulting in a decrease in inventory of $25 million, while at the same time driving positive comparable store sales for the corporation during the year. Achieving this goal has allowed us to utilize our working capital more effectively. As a result, we strengthened our balance sheet, generating strong cash flows. This was all achieved despite the difficult environment we experienced during the fourth quarter."

Bern continued, "We look forward to achieving additional successes during 2005, including our goals of continued expansion of margins and increased market share in women's plus apparel. We have the opportunity to build on the many successes we achieved during 2004, and to even further improve our execution on a day-to-day basis."

Changes in Lease-Related Accounting
-----------------------------------
The Company previously announced a review of its lease-related accounting practices as a result of a clarification issued on February 7, 2005 by the Securities and Exchange Commission. The Company has completed an initial assessment of the impact of correcting its lease-related accounting practices. Based on this initial assessment on March 15, 2005, management and the Audit Committee of the Company's Board of Directors discussed these matters with the Company's independent auditors and concluded that restatements of financial statements for prior fiscal years will be required. These corrections will have no impact on the Company's historical or future cash flows, previously reported comparable store sales or net sales, actual lease payments, or economic value of the Company's leasehold improvements.

For the fiscal year ended January 29, 2005, the Company estimates a non-cash reduction in net income in the range of $2.5 million to $3.5 million, or $0.02 - $0.03 per diluted share. For the fiscal years ended January 31, 2004 and February 1, 2003, the Company will restate its financial statements and estimates that the reductions will not exceed $0.03 per diluted share in any fiscal year. The Company's current estimate for the cumulative non-cash after-tax reduction to shareholders' equity, including the expected adjustment to the fiscal year ended January 29, 2005, is in the range of $20 - $22 million. Additionally, the Company will adjust its accounting for construction allowances, reclassifying them as a deferred rent liability on the balance sheet and as an operating activity on the Company's statement of cash flows. These estimates are subject to change as the Company completes its internal review and its independent auditors complete their audit of the Company's financial statements.

The Company's restated financial statements will be provided with the filing of its Fiscal 2005 financial results on form 10-K.

First Quarter Earnings Outlook
------------------------------
For the first quarter ending April 30, 2005, the Company has reaffirmed its projection of diluted earnings per share in the range of $0.22 - $0.23. This projection assumes total sales of approximately $600 million and slightly positive comparable store sales for the consolidated corporation. For the corresponding first quarter ended May 1, 2004, which included record net income, diluted earnings per share were $0.22.

Charming Shoppes, Inc. will host its fourth quarter fiscal year 2005 earnings conference call today at 9:15 am Eastern time. To listen to the conference call, please dial 1-866-818-1393 with the passcode 2594 approximately 10 minutes prior to the scheduled event. The conference call will also be simulcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-eventDetails. The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

This press release, a transcript of prepared conference call remarks, and certain other financial and statistical information will be available, prior to today's conference call, on the Company's corporate website, at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives. An audio rebroadcast of the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives, following the live conference.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material. It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission. Accessing this call or the rebroadcast represents consent to these terms and conditions. Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

At the end of the period, Charming Shoppes, Inc. operated 2,221 stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), and CATHERINES PLUS SIZES(R). During the twelve months ended January 29, 2005, the Company opened 51, relocated 47, and closed 57 stores. The Company ended the period with 1,028 Fashion Bug and Fashion Bug Plus stores, 722 Lane Bryant stores, 471 Catherines Plus Sizes stores, and approximately 15,404,000 square feet of leased space. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This press release and the Company's conference call will contain certain forward-looking statements concerning the Company's operations, performance, and financial condition. These forward-looking statements include statements regarding future performance, sales, expenses, gross margin, capital expenditures, earnings per share, store openings and closings, and other matters. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: failure to successfully implement the Company's business plan for increased profitability and growth in the plus-size women's apparel business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, the impact of lease accounting adjustments on fiscal year 2005 and prior periods, a weakness in overall consumer demand, failure to find suitable store locations, the ability to hire and train associates, trade restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow to the Company's retail stores from its centralized distribution facilities, competitive pressures, and the adverse effects of acts or threats of war, terrorism, or other armed conflict on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


CONTACT:          Gayle M. Coolick
                  Director of Investor Relations
                  215-638-6955

                             CHARMING SHOPPES, INC.
                                   (Unaudited)

                                                        4th Quarter             4th Quarter
                                                          Ended                    Ended
                                              Percent    Jan. 29,     Percent     Jan. 31,    Percent
(in thousands, except per share amounts)      Change      2005(d)   of Sales(b)  2004(c)(d) of Sales(b)
                                              -------   -----------   ------    -----------   ------
Net sales...................................     0.1%    $ 586,100    100.0%     $ 585,647    100.0%
                                              -------   -----------   ------    -----------   ------
Cost of goods sold, buying, and occupancy...    (2.1)      427,353     72.9        436,365     74.5
Selling, general, and administrative........    10.9       146,041     24.9        131,634     22.5
Expenses related to cost reduction plan(a)..  (100.0)            0      0.0            566      0.1
                                              -------   -----------   ------    -----------   ------
Total operating expenses....................     0.8       573,394     97.8        568,565     97.1
                                              -------   -----------   ------    -----------   ------
Income from operations......................   (25.6)       12,706      2.2         17,082      2.9

Other income, principally interest..........   103.0         1,506      0.3            742      0.1
Interest expense............................     3.6        (3,971)    (0.7)        (3,832)    (0.7)
                                              -------   -----------   ------    -----------   ------
Income before income taxes..................   (26.8)       10,241      1.7         13,992      2.4
Income tax provision........................    22.1         4,697      0.8          3,846      0.7
                                              -------   -----------   ------    -----------   ------
Net income..................................  (45.4)%    $   5,544      0.9%     $  10,146      1.7%
                                              =======   ===========   ======    ===========   ======

Basic net income per share..................                $ 0.05                  $ 0.09
                                                        ===========             ===========
Weighted average shares outstanding.........               118,362                 112,650
                                                        ===========             ===========
Net income per share, assuming dilution.....                $ 0.05                  $ 0.09
                                                        ===========             ===========
Weighted average shares and equivalents
   outstanding..............................               120,311                 129,090
                                                        ===========             ===========

(a) Expenses related to the Company's Cost Reduction Plan, announced on March 18, 2003.

(b) Results do not add due to rounding.

(c) Certain prior year amounts have been reclassified to conform to the current-year presentation.

(d) Amounts are preliminary and subject to adjustments based on the outcome of the Company's review of its accounting for leases.


                                                       Twelve Months           Twelve Months
                                                           Ended                   Ended
                                              Percent    Jan. 29,     Percent     Jan. 31,    Percent
(in thousands, except per share amounts)      Change      2005(d)   of Sales(b)  2004(c)(d) of Sales(b)
                                              -------   -----------   ------    -----------   ------
Net sales...................................     2.0%   $ 2,332,334   100.0%    $ 2,285,680   100.0%
                                              -------   -----------   ------    -----------   ------
Cost of goods sold, buying, and occupancy...    (0.2)     1,635,945    70.1       1,638,701    71.7
Selling, general, and administrative........     3.4        577,301    24.8         558,248    24.4
Expenses related to cost reduction plan(a)..   (94.8)           605     0.0          11,534     0.5
                                              -------   -----------   ------    -----------   ------
Total operating expenses....................     0.2      2,213,851    94.9       2,208,483    96.6
                                              -------   -----------   ------    -----------   ------
Income from operations......................    53.5        118,483     5.1          77,197     3.4

Other income, principally interest..........    51.1          3,098     0.1           2,050     0.1
Interest expense............................     0.0        (15,610)   (0.7)        (15,609)   (0.7)
                                              -------   -----------   ------    -----------   ------
Income before income taxes and minority
   interest.................................    66.5        105,971     4.5          63,638     2.8
Income tax provision........................    67.4         38,729     1.7          23,141     1.0
                                              -------   -----------   ------    -----------   ------
Income before minority interest.............    66.0         67,242     2.9          40,497     1.8
Minority interest in net loss of
   consolidated subsidiary..................  (100.0)                   0.0             142     0.0
                                              -------   ----------    ------    -----------   ------
Net income..................................    65.5%     $ 67,242      2.9%       $ 40,639     1.8%
                                              =======   ==========    ======    ===========   ======

Basic net income per share                                  $ 0.58                  $ 0.36
                                                        ==========              ==========
Weighted average shares outstanding                        116,196                 112,491
                                                        ==========              ==========
Net income per share, assuming dilution                     $ 0.54                  $ 0.35
                                                        ==========              ==========
Weighted average shares and equivalents
   outstanding                                             133,174                 128,558
                                                        ==========              ==========

(a) Expenses related to the Company's Cost Reduction Plan, announced on March 18, 2003. During the third quarter ended October 30, 2004, the Company revised its estimate on a lease obligation related to the Cost Reduction Plan and recognized expense of $605.

(b) Results do not add due to rounding.

(c) Certain prior year amounts have been reclassified to conform to the current-year presentation.

(d) Amounts are preliminary and subject to adjustments based on the outcome of the Company's review of its accounting for leases.

                     CHARMING SHOPPES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)


                                                         January 29,  January 31,
(Dollars in thousands, except share amounts)                2005         2004
                                                            ----         ----
ASSETS
Current assets
Cash and cash equivalents..............................  $  273,049   $  123,781
Available-for-sale securities .........................      52,857       55,688
Merchandise inventories ...............................     285,120      309,995
Prepaid income taxes ..................................       8,670
Deferred taxes ........................................      19,320       19,902
Prepayments and other .................................      74,250       57,494
                                                         ----------   ----------
Total current assets ..................................     713,266      566,860

Net property, equipment, and leasehold improvements ...     310,303      318,624
Other assets ..........................................     270,200      279,395
                                                         ----------   ----------
Total assets ..........................................  $1,293,769   $1,164,879
                                                         ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable ......................................  $  127,819   $  135,777
Accrued expenses ......................................     140,973      132,996
Income taxes payable ..................................           0        1,128
Current portion - long-term debt ......................      16,419       17,278
                                                         ----------   ----------
Total current liabilities .............................     285,211      287,179
                                                         ----------   ----------

Deferred taxes and other non-current liabilities ......      85,057       69,796
Long-term debt ........................................     208,645      202,819
                                                         ----------   ----------
Total long-term liabilities ...........................     293,702      272,615
                                                         ----------   ----------

Total stockholders' equity ............................     714,856      605,085
                                                         ----------   ----------
Total liabilities and stockholders' equity ............  $1,293,769   $1,164,879
                                                         ==========   ==========

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

Amounts are preliminary and subject to reclassifications and adjustments based on the outcome of the Company's review of its accounting for leases.

                     CHARMING SHOPPES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                           Year Ended
                                                             -------------------------------------
                                                             January 29,  January 31,  February 1,
(In thousands)                                                   2005         2004         2003
                                                                 ----         ----         ----
Operating activities
Net income (loss) ..........................................  $  67,242    $  40,639    $  (2,770)
Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation and amortization .........................     71,265       76,347       79,421
     Deferred income taxes .................................     13,999       12,049        5,327
     Write-down of Catherines goodwill .....................          0            0       43,975
     Cumulative effect of capitalization of cash received
        from vendors .......................................          0            0        7,881
     Net loss from disposition of capital assets ...........        736        1,537        3,436
     Capitalized interest on conversion of convertible notes          0            0        3,026
     Tax benefit related to stock plans ....................      6,469           23        1,505
     Other, net ............................................        185         (142)        (679)
     Changes in operating assets and liabilities, net of
         acquisitions:
         Merchandise inventories ...........................     24,875      (23,523)       6,054
         Accounts payable ..................................     (7,958)     (12,175)      40,061
         Prepaid income taxes ..............................     (8,670)           0            0
         Prepayments and other .............................    (16,756)      16,802       16,583
         Income taxes payable ..............................     (1,128)      (6,016)       7,144
         Accrued expenses and other ........................      7,547      (15,255)      (4,972)
                                                              ---------    ---------    ---------
Net cash provided by operating activities ..................    157,806       90,286      205,992
                                                              ---------    ---------    ---------

Investing activities
Gross purchases of available-for-sale securities ...........    (30,887)     (35,440)     (58,308)
Proceeds from sales of available-for-sale securities .......     48,206       31,463       54,797
Investment in capital assets ...............................    (51,249)     (45,014)     (74,303)
Proceeds from sales of capital assets ......................          0          500          801
Increase in other assets ...................................     (6,984)      (6,704)      (4,150)
                                                              ---------    ---------    ---------
Net cash used by investing activities ......................    (40,914)     (55,195)     (81,163)
                                                              ---------    ---------    ---------

Financing activities
Proceeds from short-term borrowings ........................    186,173      221,423      534,499
Repayments of short-term borrowings ........................   (186,173)    (221,423)    (588,795)
Proceeds from long-term borrowings .........................     18,098        1,557      164,000
Repayments of long-term borrowings .........................    (18,530)     (14,566)     (84,122)
Payments of deferred financing costs .......................       (350)      (1,500)      (5,568)
Purchases of treasury stock ................................          0            0      (84,136)
Proceeds from issuance of common stock .....................     33,158        1,173        4,679
                                                              ---------    ---------    ---------
Net cash provided/(used) by financing activities ...........     32,376      (13,336)     (59,443)
                                                              ---------    ---------    ---------

Increase in cash and cash equivalents ......................    149,268       21,755       65,386
Cash and cash equivalents, beginning of year ...............    123,781      102,026       36,640
                                                              ---------    ---------    ---------
Cash and cash equivalents, end of year .....................  $ 273,049    $ 123,781    $ 102,026
                                                              =========    =========    =========

Non-cash financing and investing activities
Common stock issued on conversion of convertible notes......  $       0    $       0    $  89,105
                                                              =========    =========    =========
Equipment acquired through capital leases ..................  $   5,399    $  17,466    $   6,997
                                                              =========    =========    =========

Amounts are preliminary and subject to reclassifications and adjustments based on the outcome of the Company's review of its accounting for leases.